                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement          [_]  Confidential, for Use of the
                                               Commission Only (as permitted by
                                               Rule 14a-6(e)(2))

[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to (S) 240.14a-11(c) or (S) 240.14a-12

                           Reunion Industries, Inc.
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

     -------------------------------------------------------------------------


     (2) Aggregate number of securities to which transaction applies:

     -------------------------------------------------------------------------


     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

     -------------------------------------------------------------------------


     (4) Proposed maximum aggregate value of transaction:

     -------------------------------------------------------------------------


     (5) Total fee paid:

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[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

     -------------------------------------------------------------------------


     (2) Form, Schedule or Registration Statement No.:

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     (3) Filing Party:

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     (4) Date Filed:

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Notes:

                           REUNION INDUSTRIES, INC.
                          300 Weyman Plaza, Suite 340
                        Pittsburgh, Pennsylvania 15236

                   NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                           To be Held June 14, 2000

                                 ------------

  Notice is hereby given that the Annual Meeting of the Stockholders of Reunion Industries, Inc. ("Reunion Industries") will be held at Reunion Industries' offices, 11 Stanwix Street, Pittsburgh, Pennsylvania 15222 on Wednesday, June 14, 2000, at 10:00 A.M. local time, for the following purposes:

  1. To elect a board of eight directors to serve until the next Annual Meeting of stockholders or until their successors are elected; and

  2. To consider and act upon such other business as may properly be presented to the meeting.

  A record of stockholders has been taken as of the close of business on April 28, 2000, and only those stockholders of record on that date will be entitled to notice of and to vote at the meeting. A stockholders' list will be available at, and may be inspected during, the meeting.

  If you do not expect to be present at the meeting, please sign and date the enclosed proxy and return it promptly in the enclosed envelope which has been provided for your convenience.

                                          By Order of the Board of Directors
                                          /s/ Richard L. Evans
                                          Richard L. Evans
                                          Secretary


May 3, 2000

                           REUNION INDUSTRIES, INC.

                                PROXY STATEMENT
General

  This proxy statement is being mailed to stockholders commencing on or about May 3, 2000, in connection with the solicitation by the Board of Directors of Reunion Industries, Inc. ("Reunion Industries") of proxies to be voted at the Annual Meeting of Stockholders to be held at Reunion Industries' offices, 11 Stanwix Street, Pittsburgh, Pennsylvania 15222 on Wednesday, June 14, 2000 and at any adjournment thereof, for the purposes set forth in the accompanying Notice. Proxies will be voted in accordance with the directions specified thereon and otherwise in accordance with the judgment of the persons designated as proxies. Any signed proxy on which no direction is specified will be voted for the election of the nominees named herein to the Board of Directors. Any proxy may be revoked at any time before its exercise by delivery to the corporate secretary of a written revocation of the proxy or a duly executed proxy bearing a later date.

  As of April 28, 2000, the record date for the determination of stockholders entitled to vote at the Annual Meeting, there were 11,990,109 outstanding shares of common stock of Reunion Industries. Each share of common stock entitles the holder to one vote on all matters presented at the Annual Meeting.

                             ELECTION OF DIRECTORS

  At the annual meeting, the stockholders of Reunion Industries will be asked to vote for the election of eight directors to the board of directors of Reunion Industries. The candidates proposed by management for election at the annual meeting are Thomas N. Amonett, Charles E. Bradley, Sr., Kimball J. Bradley, Thomas L. Cassidy, W.R. Clerihue, Joseph C. Lawyer, Franklin Myers, and John G. Poole. If elected, these candidates would comprise the entire board of directors of Reunion Industries, and would hold office until their successors are duly elected and qualified at the next annual meeting of stockholders of Reunion Industries or until they earlier die, resign or are removed from office in accordance with applicable law. The persons listed as "Nominees" in the table below comprise the entire board of directors of Reunion Industries as of the date of this proxy statement.

Nominees

  Each of the eight persons nominated for election at the annual meeting currently is a director of Reunion Industries. Except for Mr. Kimball Bradley and Mr. Lawyer, who were appointed as directors following completion of the merger with the Chatwins Group, Inc. ("Chatwins Group") on March 16, 2000 (see "Other Information--Certain Relationships and Related Transactions--Chatwins Group Merger"), each of the nominees has previously been elected by the Stockholders. Mr. Charles Bradley is the father of Mr. Kimball Bradley. Reunion Industries knows of no other family relationships between any director, executive officer or nominee and any other director, executive officer or nominee. There are no arrangements or understandings between any nominee for director and any other person pursuant to which such person was selected as a nominee.

Name                                      Principal Position with Reunion Industries Age Director Since
----                                      ------------------------------------------ --- --------------
Thomas N. Amonett(1)(2).................  Director                                    56      1992
Charles E. Bradley, Sr..................  Director, Chairman & CEO                    70      1995
Kimball J. Bradley......................  Director, President & COO                   34      2000
Thomas L. Cassidy(1)....................  Director                                    71      1995
W. R. Clerihue(1)(2)....................  Director                                    76      1996
Joseph C. Lawyer........................  Director and Vice Chairman                  54      2000
Franklin Myers(2).......................  Director                                    47      1995(3)
John G. Poole...........................  Director                                    57      1996

------
(1)  Member, Compensation Committee of the Board of Directors

(2)  Member, Audit Committee of the Board of Directors

(3) Prior to his reappointment in October 1995, Mr. Myers was a Director of Reunion Industries from July 1992 to June 1995.

  Thomas N. Amonett has served as a director of Reunion Industries since July 1, 1992 and served as the President and Chief Executive Officer of Reunion Industries from July 1, 1992 until October 26, 1995. Mr. Amonett also served as the President of the Reunion Energy Company, then a wholly-owned subsidiary of Reunion Industries in the oil and gas operating business, from July 1, 1992 until May 24, 1996. Mr. Amonett is President and Chief Executive Officer of Champion Technologies, Inc., a manufacturer and distributor of specialty chemicals and related services, primarily to the oil and gas industry. From November 1998 to June 1999, Mr. Amonett was President, Chief Executive Officer and a director of American Residential Services, Inc., a company providing equipment and services relating to residential heating, ventilating, air conditioning, plumbing, electrical and indoor air quality systems and appliances. From July, 1996 until June, 1997, Mr. Amonett was Interim President and Chief Executive Officer of Weatherford Enterra, Inc., an energy services and manufacturing company. Prior to his affiliation with Reunion Industries, he was engaged in the practice of law with Fulbright & Jaworski in Houston, Texas, where he was of counsel for more than five years. Mr. Amonett serves as a director of Petro Corp. Incorporated, a Houston-based oil and gas company, and ITEQ, Inc., a provider of manufactured equipment, engineered systems and services used in the processing, treatment, storage and movement of gases and liquids.

  Charles E. Bradley, Sr. became a director of Reunion Industries on June 20, 1995 and was appointed President and Chief Executive Officer of Reunion Industries on October 26, 1995. Mr. Bradley was a co-founder of Stanwich Partners in 1982 and has served as its President since that time. Stanwich Partners is a private investment company. Mr. Bradley was a director of Chatwins Group from 1986 until the merger and was Chairman of the Board of Chatwins Group from 1988 until the merger. Mr. Bradley is a director of DeVlieg-Bullard, Inc., a machine tool parts and services company, Consumer Portfolio Services, Inc., engaged in the business of purchasing, selling and servicing retail automobile installment sales contracts and NAB Asset Corporation, engaged in mortgage and construction lending. Mr. Bradley is currently the Chairman of the Board of DeVlieg-Bullard, Chairman and CEO of NAB Asset Corporation as well as President and acting Chief Financial Officer and a director of Sanitas Inc., an inactive company, and President, acting Chief Financial Officer and a director of Texon Energy Corporation, an inactive company. Mr. Bradley is the father of Kimball J. Bradley.

  Kimball J. Bradley became President and Chief Operating Officer of Reunion Industries effective May 1, 2000. Mr. Bradley was Executive Vice President of Operations of Reunion Industries following the merger and was a Senior Vice President of Chatwins Group from August 1998 until the merger and a Vice President from January 1996 to August 1998. From November 1995 until August 1998, Mr. Bradley was Division President of Auto-Lok, having served as acting President of Auto-Lok beginning in August 1995. Prior to assuming that position, Mr. Bradley managed various special projects at Chatwins Group's corporate office beginning in November 1993 and at Chatwins Group's CP Industries division from February 1993 to November 1993. Mr. Bradley was employed by Metalsource, a company engaged in the steel service center business, from 1990 to

1993, completing the executive training program and holding various sales and purchasing positions. Mr. Bradley is the son of Charles E. Bradley, Sr.

  Thomas L. Cassidy became a director of Reunion Industries on June 20, 1995. Mr. Cassidy was a Managing Director of Trust Company of the West, an investment management firm, from 1984 until his retirement in 1999. He was also a Senior Partner of TCW Capital, an affiliate of Trust Company of the West. He is a director of DeVlieg-Bullard. Mr. Cassidy was a director of Chatwins Group from March 1993 to June 1997.

  W. R. Clerihue became a director of Reunion Industries in December 1996. Mr. Clerihue was Chairman of the Board of Directors of Spartech Corporation from October 1991 to March 1999 and continues as a director.

  Joseph C. Lawyer became Vice Chairman of Reunion Industries effective May 1, 2000. Mr. Lawyer was President and Chief Operating Officer of Reunion Industries following the merger and was President, Chief Executive Officer and a director of Chatwins Group from 1988 until the merger. Prior to purchasing CP Industries, Inc., the corporate predecessor of Chatwins Group's CP Industries division, with Stanwich Partners in 1986, Mr. Lawyer was General Manager of USX's Specialty Steel Products division, where he was employed for over 17 years. Mr. Lawyer is a director of Respironics, Inc., a company engaged in design, manufacture and sale of home and hospital respiratory medical products.

  Franklin Myers served as a director of Reunion Industries from July 1, 1992 until June 20, 1995, when he resigned contemporaneously with the sale of 1,450,000 shares of Reunion Industries' common stock by Parkdale Holdings Corporation N.V. to Chatwins Group. Mr. Myers was reappointed as a director of Reunion Industries on October 26, 1995. Mr. Myers is President of Cooper Energy Services, Inc., a manufacturer of gas compression equipment, a subsidiary of Cooper Cameron Corporation. From 1995 to 1999, Mr. Myers was Senior Vice President, General Counsel and Secretary of Cooper Cameron Corporation, an oil field manufacturing company. Prior thereto he was Senior Vice President and General Counsel of Baker Hughes Incorporated, an international oil field service and equipment company, for more than six years. Mr. Myers is also a director of Metals USA, Inc., a steel distributor.

  John G. Poole became a director of Reunion Industries on April 19, 1996. Mr. Poole was a co-founder of Stanwich Partners with Charles E. Bradley, Sr. in 1982 and has served as Stanwich Partner's Vice President since that time. Mr. Poole was a director of Chatwins Group from 1988 until the merger, and is also a director of DeVlieg-Bullard, Consumer Portfolio Services and Sanitas, Inc.

Board and Committee Activity

  During 1999, the Board convened on eight regularly or specially scheduled occasions. The Compensation Committee of the Board held one meeting in 1999 and the Audit Committee held two meetings. Each of the present directors attended all of the meetings of the Board and of each committee on which he served during his respective tenure in 1999 except Mr. Myers who was absent for one board meeting. Mr. Kimball Bradley and Mr. Lawyer were elected to the board in March 2000.

  Reunion Industries' operations are managed under the broad supervision and direction of the Board of Directors, which has the ultimate responsibility for the establishment and implementation of Reunion Industries' general operating philosophy, objectives, goals and policies. Pursuant to delegated authority, certain Board functions may be discharged by one or more standing committees of the Board.

  The Compensation Committee, comprised of Messrs. Amonett, Cassidy (Chairman) and Clerihue, is responsible for the formulation and adoption of all executive compensation, benefit and insurance programs, subject to full Board approval where legally required or in those instances where the underlying benefit philosophy might be at variance with preexisting Board policies. The Compensation Committee also supervises the administration of all executive compensation and benefit programs, including the establishment of any specific criteria against which all annual performance based benefits are to be measured.

  The Audit Committee, comprised of Messrs. Amonett, Clerihue and Myers (Chairman), assists the Board in assuring that the accounting and reporting practices of Reunion Industries are in accordance with all applicable requirements. The Audit Committee reviews with the auditors the scope of the proposed audit work and meets with the auditors to discuss matters pertaining to the audit and any other matter which the Committee or the auditors may wish to discuss. In addition, the Audit Committee would recommend the appointment of new auditors to the Board of Directors if future circumstances were to indicate that such action is desirable.

  The Board of Directors does not maintain executive or nominating committees. Stockholders who may wish to suggest individuals for possible future consideration for Board positions should direct recommendations to the Board of Directors at Reunion Industries' principal offices.

Director Compensation

  Directors not otherwise compensated by Reunion Industries receive annual retainers of $18,000 for service on the board and $500 for each board or committee meeting attended. Compensation paid to nonemployee directors during 1999 for service in all board capacities aggregated $109,500. Directors are reimbursed for the actual cost of any travel expenses incurred. Additionally, nonemployee directors of Reunion Industries are eligible for awards under the 1998 Stock Option Plan. No options were granted to directors in 1999. Since the merger, Mr. Poole is compensated as an employee of Reunion Industries at a base rate of $60,000 per annum, and no longer is compensated as a nonemployee director of Reunion Industries.

Key Person Insurance

  As of June 29, 1994, Chatwins Group and Charles E. Bradley, Sr. agreed to a split-dollar life insurance arrangement. Pursuant to this arrangement, Chatwins Group agreed to maintain three universal type life policies on Mr. Bradley and his wife. Chatwins Group will be reimbursed for the premiums it pays for such policies from either the death benefit of the policies or their cash surrender value. Mr. Bradley agreed with Chatwins Group that if the policy proceeds are insufficient to reimburse Chatwins Group for the full amount of premiums paid, Mr. Bradley will pay the shortfall to Chatwins Group. The annual premiums paid by Chatwins Group are included in the table of "Executive Compensation." This arrangement was assumed by Reunion Industries in connection with the merger.

  As of December 12, 1995, Chatwins Group and Mr. Poole agreed to a split-dollar life insurance arrangement. Pursuant to this arrangement, Chatwins Group agreed to maintain two universal type life policies on Mr. Poole. Chatwins Group will be reimbursed for the premiums it pays for these policies from either the death benefit of the policies or their cash surrender value. Mr. Poole agreed with Chatwins Group that if the policy proceeds are insufficient to reimburse Chatwins Group for the full amount of premiums paid, Mr. Poole will pay the shortfall to Chatwins Group. The annual premiums paid by Chatwins Group totaled $111,041 in 1999. This arrangement was assumed by Reunion Industries in connection with the merger.

  As of October 24, 1994, Chatwins Group and Joseph C. Lawyer agreed to a split-dollar life insurance arrangement. Pursuant to this arrangement, Chatwins Group agreed to maintain a universal type life policy on Mr. Lawyer. Chatwins Group will be reimbursed for the premiums it pays for such policy from either the death benefit of the policy or its cash surrender value. Mr. Lawyer agreed with Chatwins Group that if the policy proceeds are insufficient to reimburse Chatwins Group for the full amount of premiums paid, Mr. Lawyer will pay the shortfall to Chatwins Group. The annual premiums paid by Chatwins Group are included in the table of "Executive Compensation." This arrangement was assumed by Reunion Industries in connection with the merger.

Compensation Committee Interlocks and Insider Participation

  From 1994 through 1999, Charles E. Bradley, Sr. and Joseph C. Lawyer participated in deliberations of Chatwins Group's board of directors concerning executive officer compensation for 1994 through 1999. No other officer or employee of Chatwins Group participated in deliberations regarding executive officer compensation for these years.

  Thomas L. Cassidy, a member of Reunion Industries' Compensation Committee, was a director of Chatwins Group until June 1997.

  See "Other Information--Certain Relationships and Related Transactions" for a discussion of Chatwins Group's relationship to Reunion Industries.

                      VOTE REQUIRED AND VOTING PROCEDURE

  The eight nominees for election as directors at the 2000 Annual Meeting of Stockholders who receive the greatest number of votes cast for election by the holders of common stock of record at the close of business on April 28, 2000, the record date, shall be the duly elected directors upon completion of the vote tabulation at the meeting, provided a majority of the outstanding shares as of the record date are present in person or by proxy at the meeting.

  Votes will be tabulated by Registrar and Transfer Company, the transfer agent and registrar for Reunion Industries' common stock, and the results will be certified by election inspectors who are required to resolve impartially any interpretive questions as to the conduct of the vote. Under applicable provisions of Reunion Industries' bylaws, any proxy containing an abstention from voting will be sufficient to represent the shares at the meeting for purposes of determining whether a quorum is present, but will count neither as a vote for nor against any nominee with respect to whom the holder has abstained from voting.

  Management of Reunion Industries believes that all of the shares of common stock to be voted by directors, executive officers and Stanwich Financial Services Corp., aggregating 7,862,997 shares as of April 28, 2000, or approximately 65.6% of the issued and outstanding common stock (see "Ownership Information--Security Ownership of Certain Beneficial Owners and Management"), will be voted in favor of the election of each of the director nominees.

                            MANAGEMENT INFORMATION

Executive Officers

  The following individuals serve as our executive officers:

Name                     Age Position
----                     --- --------
Charles E. Bradley,
 Sr.....................  70 Director, Chairman and Chief Executive Officer
Joseph C. Lawyer........  54 Director and Vice Chairman
Kimball J. Bradley......  34 Director, President and Chief Operating Officer
Richard L. Evans........  47 Executive Vice President of Administration and Secretary
John M. Froehlich.......  57 Executive Vice President of Finance and Chief Financial Officer

  The business experience of Charles E. Bradley, Sr., Kimball Bradley and Joseph C. Lawyer is described above in the section entitled "Election of Directors--Nominees".

  Richard L. Evans joined Reunion Industries as Executive Vice President and Chief Financial Officer in October 1995. He was appointed Secretary of Reunion Industries in December 1995. Mr. Evans is also a Vice President of Stanwich Financial Services Corp., which funds structured settlement payments. From May 1993 to September 1995, he was Controller of Terex Corporation, a capital goods manufacturer. From October 1989 to May 1993, Mr. Evans was Controller of Stanwich Partners.

  John M. Froehlich was a Vice President of Chatwins Group from 1989 until the merger and its Chief Financial Officer and Treasurer from 1988 until the merger. Mr. Froehlich was Assistant Treasurer and Director of Accounting for Incom International, Inc. from 1975 to 1988.

Executive Compensation

  Reunion Industries merged with Chatwins Group, Inc. on March 16, 2000. This merger is described below in the section "Other Information--Certain Relationships and Related Transactions--Chatwins Group Merger".

  The following table reflects all forms of compensation for services to Reunion Industries or Chatwins Group by our executive officers for the last three completed fiscal years.

                                                              Long-Term
                                                             Compensation
Name and Principal                              Other Annual Stock Option  All Other
Position                 Year  Salary  Bonus(1) Compensation   (Shares)   Compensation
------------------       ---- -------- -------- ------------ ------------ ------------
Charles E. Bradley,
 Sr..................... 1999 $250,000 $      0     $ 0        $     0      $344,688(2)
 President and Chief     1998  250,000        0       0         75,000       345,991(2)
  Executive
 Officer of Reunion      1997  200,000        0       0              0       347,435(2)
  Industries
 and Chairman of
  Chatwins Group

Joseph C. Lawyer........ 1999  410,166        0       0              0        54,384(3)
 President and Chief
  Executive              1998  427,316   65,000       0              0        75,363(3)
 Officer of Chatwins
  Group                  1997  388,404   65,000       0              0        52,277(3)

Kimball J. Bradley...... 1999  200,000  240,000       0              0        13,000(4)
 Senior Vice President
  of                     1998  141,661   25,000       0              0         9,208(4)
 Chatwins Group          1997  105,000        0       0              0         6,825(4)

Richard L. Evans........ 1999  175,000   30,000       0              0         7,494(5)
 Executive Vice
  President,             1998  165,000   15,000       0         20,000         7,411(5)
 Chief Financial Officer
  and                    1997  150,000   75,000       0              0         4,662(5)
 Secretary of Reunion
  Industries

John M. Froehlich....... 1999  158,765        0       0              0        12,938(6)
 Vice President, Chief   1998  145,184   50,000       0              0        12,210(6)
 Financial
 Officer and Treasurer   1997  138,276   52,266       0              0        11,664(6)
 of Chatwins Group

------
(1) Amounts shown for bonuses are amounts earned for the period shown, although such bonuses are generally paid in the subsequent year.

(2) Includes premiums paid by Chatwins Group for life insurance for the benefit of Mr. Bradley of $344,688 in 1999, $345,991 in 1998 and $347,135
     in 1997. Includes $300 for contributions under nondiscriminatory health insurance plans in 1997.

(3) Includes 401(k) matching payments of $5,000, $4,950 and $4,750 in 1999, 1998 and 1997, respectively; premiums paid by Chatwins Group for life insurance for the benefit of Mr. Lawyer of $37,173 in 1999, $62,413 in 1998 and $40,027 in 1997, respectively; and payments under the Chatwins Group, Inc. Money Purchase Pension Plan of $8,000 in each of 1999, 1998 and 1997.

(4) Includes 401(k) matching payments of $5,000, $2,125 and $1,575 in 1999, 1998 and 1997, respectively; and payments under the Chatwins Group, Inc. Money Purchase Pension Plan of $8,000, $7,083 and $5,250 in 1999, 1998 and 1997, respectively.

(5)  Includes 401(k) matching payments of $1,452, $1,408, and $1,044 in 1999,
     1998 and 1997 and payments under nondiscriminatory health insurance plans.

(6)  Includes 401(k) matching payments of $5,000, $4,950, $4,750 in 1999, 1998 and 1997, respectively; and payments under the Chatwins Group, Inc. Money Purchase Plan of $7,938, $7,260 and $6,914 and $6,648 in 1999, 1998 and
     1997, respectively.

Option Grants

  No options were granted during 1999.

Option Exercises and Year-End Values

  The following table sets forth information with respect to the exercise of options during the year ended December 31, 1999, and the unexercised options to purchase shares of common stock granted under all stock option plans to the named executive officers and held by them at December 31, 1999:

                                                      Number of
                                                Securities Underlying     Value of Unexercised
                          Number of              Unexercised Options      In-the-Money Options
                           Shares               at December 31, 1999     at December 31, 1999(1)
                          Acquired    Value   ------------------------- -------------------------
Name                     on Exercise Realized Exercisable Unexercisable Exercisable Unexercisable
----                     ----------- -------- ----------- ------------- ----------- -------------
Charles E. Bradley,
 Sr.....................        0        0      27,600       47,400(2)        0            0
Richard L. Evans........    2,535        0      52,000        8,000(3)        0            0

------
(1) None of the outstanding options were in-the-money at December 31, 1999. Mr. Bradley had exercisable options for 27,600 shares at $7.21875 and Mr. Evans had exercisable options for 40,000 shares at $4.4375 per share and for 12,000 shares at $5.0625 per share. The closing sales price of the common stock on NASDAQ Small-Cap Market on December 31, 1999 was $1.75.

(2) These options become exercisable in annual 13,800-share increments on May 19, 2000, through May 19, 2002, and 6,000 shares on January 2, 2003.

(3)  These options became exercisable on February 13, 2000.

Executive Employment Agreements

  Joseph C. Lawyer. Chatwins Group entered into an employment agreement, dated as of August 1, 1996, with Joseph C. Lawyer to serve as President and Chief Executive Officer of Chatwins Group. The initial term of the employment agreement expired on July 31, 1999 but the agreement automatically renews annually thereafter if not previously renegotiated. Mr. Lawyer is currently employed under the terms of the agreement which was automatically renewed to July 31, 2000. Pursuant to the employment agreement, Mr. Lawyer receives the following compensation and benefits:

  . an annual base salary, which was established at $388,404 for 1997, $427,316 for 1998 and $410,166 for 1999

  . an annual bonus of up to 65% of his base salary based on Chatwins Group's performance relative to its annual projections

  .  a $600 per month automobile allowance

  .  two club memberships

  . a $1.0 million life insurance policy and a $1.5 million split-dollar life insurance policy

  . coverage under Chatwins Group's other fringe benefit plans for executive officers

  The annual base salary for 1999 was determined by the Chatwins Group Board of Directors. In the event that the employment agreement is terminated due to Mr. Lawyer's death or disability, Reunion Industries will continue to pay the base salary for not less than a one-year period. In the event that Reunion Industries terminates the employment agreement without cause or in the event that Mr. Lawyer resigns with good reason or following a change of control approved by Reunion Industries' Board of Directors and stockholders, Mr. Lawyer will be entitled to receive his base salary, health coverage and life insurance coverage for one and one-half years or for the balance of the term of the employment agreement, whichever is greater.

Compensation Committee Report

  The Compensation Committee of the Board of Directors has furnished the following report on executive compensation for 1999:

  The Board of Directors pursues a philosophy of seeking to improve Reunion Industries' performance and to maximize shareholder value by, among other things, relating executive compensation and stock-based benefits to Reunion Industries' performance. In general, executive financial rewards may be segregated into the following significant components: base compensation, bonus, and stock option and other benefit plans.

  Base compensation for senior executives is intended to be competitive with that paid on comparably situated companies, but with a reasonable degree of financial security and flexibility afforded to those individuals who are regarded by the Board of Directors as acceptably discharging the levels and types of responsibility implicit in the various senior executive positions. While the committee's principal concern is with establishing compensation programs and setting executive compensation at levels which are somewhat reflective of those prevailing for similar executive positions, no comparability studies were conducted for executive salaries to be paid in 1999.

  Under the supervision of the Compensation Committee, annual bonuses reflect a policy of requiring a specified level of Company performance for the year before any bonuses are earned by senior executives, with bonuses for achieving higher levels of performance directly related to the level achieved. In setting performance criteria, the Committee will consider the total compensation payable or potentially available to the chief executive and other executives officers. While the development of any business necessarily involves numerous factors, the board's primary emphasis will be on encouraging management to increase Reunion Industries' net assets and cash flow, and in certain instances, rationalization of certain Company businesses or assets. The $30,000 bonus awarded to Mr. Evans was at the discretion of the Board, based upon his performance in managing the acquisitions, divestitures, financial and administrative activities of Reunion Industries. The Compensation Committee did not participate in the determination of compensation for Chatwins Group employees prior to the merger.

  The Board of Directors believes that properly designed and administered long-term, stock-based incentives for senior executives closely align the executives' economic interest with those of stockholders and provide a direct and continuing focus upon the goal of constantly striving to maximize stockholder value. The Compensation Committee intends, with any necessary concurrence of the Board of Directors, to continue to consider alternate forms of stock-based incentives designed to achieve the maximum possible performance based benefit to all senior executives at the least possible cost and the greatest attainable economic efficiency to Reunion Industries, with such benefits designed as nearly as practicable to directly align the economic interests of professional managers with those of Reunion Industries' stockholders.

  Pursuant to applicable rules of the Securities and Exchange Commission, as of April 28, 2000 members of the Compensation Committee are deemed to own beneficially an aggregate of 57,243 shares, or less than 1% of Reunion Industries' outstanding common stock. See "Ownership Information--Security Ownership of Certain Beneficial Owners and Management".

                                          The Compensation Committee
                                          Thomas L. Cassidy, Chairman
                                          Thomas N. Amonett
                                          W. R. Clerihue

                             OWNERSHIP INFORMATION

Security Ownership of Certain Beneficial Owners and Management

  We have outstanding approximately 11,990,109 shares of common stock. The following table sets forth information regarding the beneficial ownership of our common stock by (i) each stockholder known to us to own 5% or more of our common stock, (ii) each director of Reunion Industries, (iii) each of the chief executive officer and the other named executives, and (iv) all current directors and executive officers as a group. Except as set forth in the footnotes to the following table, each stockholder has sole dispositive and voting power with respect to the shares of our common stock shown as owned by him.

                                                                      % of
                                                                   Outstanding
Beneficial Owner                              Shares Owned           Shares
----------------                              ------------         -----------
The Bradley Family Limited Partnership.......  4,506,827              37.6%
Charles E. Bradley, Sr.......................  4,892,712(1)(2)(3)     40.6%
Kimball J. Bradley...........................  5,293,617(1)(4)        44.1%
John G. Poole and the Poole Family Limited
 Partnership.................................  1,599,792(5)           13.3%
Stanwich Financial Services Corp.............    271,280(6)            2.3%
Thomas N. Amonett............................     52,334(7)            0.4%
Thomas L. Cassidy............................     36,577(7)            0.3%
W.R. Clerihue................................     23,334(7)            0.2%
Joseph C. Lawyer.............................    599,223(8)            5.0%
Franklin Myers...............................     18,334(7)            0.2%
Richard L. Evans.............................     74,334(9)            0.6%
John M. Froehlich............................      7,640(10)           0.1%
All Officers and Directors as a group (10
 individuals)................................  8,091,070(11)          66.2%

------
(1) Includes 4,506,827 shares of common stock beneficially owned by The Bradley Family Limited Partnership. The Bradley Family Limited Partnership was established by Charles E. Bradley, Sr. in May 1998 for estate planning purposes and Charles E. Bradley, Sr. owns 1% as general partner and 27% as a limited partner. The Bradley Family Limited Partnership has designated Mr. Kimball J. Bradley to vote these shares on its behalf. Pursuant to Rule 13d-3, Mr. Charles E. Bradley, Sr. may be deemed to be the beneficial owner of these shares with dispositive power with respect thereto, and Mr. Kimball J. Bradley may be deemed to be the beneficial owner of these shares with voting power with respect thereto.

(2) Includes 271,280 shares owned by Stanwich Financial Services Corp. (see note 6). Mr. Bradley owns 50% of the parent company of Stanwich Financial Services Corp. , and may be deemed to be the beneficial owner of these shares.

(3) Includes currently exercisable options to purchase 49,734 shares of common stock.

(4) Includes currently exercisable options to purchase 8,334 shares of common stock.

(5) Includes 1,446,604 shares owned by the John Grier Poole Family Limited Partnership established by Mr. Poole in 1995 for estate planning purposes, and of which Mr. Poole owns 1% and is the sole general partner. Pursuant to Rule 13d-3, Mr. Poole may be deemed to be the beneficial owner of these shares, with sole voting and dispositive power with respect thereto. Also includes 134,854 shares as to which Mr. Poole has voting rights, but not dispositive rights. Pursuant to Rule 13d-3, Mr. Poole may be deemed to be the beneficial owner of these shares, with sole voting rights with respect thereto. Also includes currently exercisable options to purchase 18,334 shares of common stock.

(6) Acquired by Stanwich Financial Services Corp. from Parkdale Holdings Corporation N.V. pursuant to a settlement agreement with respect to loans secured by these shares. On January 28, 1999, Reunion Industries board of directors resolved to permit this transaction notwithstanding the Transfer Restrictions in Reunion

   Industries' Certificate of Incorporation after determining that, based on the facts presently in existence, the transaction will not jeopardize Reunion Industries' full utilization of its tax benefits.

(7) Includes currently exercisable options to purchase 18,334 shares of common stock.

(8) Includes 3,567 shares beneficially owned by Mr. Lawyer's wife. Mr. Lawyer may be deemed to be the beneficial owner of these shares. Includes currently exercisable options to purchase 8,334 shares of common stock.

(9) Includes currently exercisable options to purchase 63,334 shares of common stock.

(10) Includes currently exercisable options to purchase 6,667 shares of common stock.

(11) Includes currently exercisable options to purchase an aggregate of 228,073 shares of common stock.

Ownership Reports

  Section 16(a) of the Securities Exchange Act of 1934, as amended, requires Reunion Industries' directors and officers and persons who own beneficially more than 10% of the common stock of Reunion Industries to file with the Securities and Exchange Commission and the American Stock Exchange initial reports of beneficial ownership and reports of changes in beneficial ownership of the common stock of Reunion Industries. Directors, officers and persons owning more than 10% of the common stock of Reunion Industries are required to furnish Reunion Industries with copies of all such reports. Based solely on Reunion Industries' review of the copies of such forms it has received and representations from certain persons that they were not required to file reports on Form 5 for 1999, Reunion Industries believes that all its officers, directors and greater than 10% beneficial owners complied with all filing requirements applicable to them with respect to transactions during 1999.

                               OTHER INFORMATION

Common Stock Performance Graph

  The following graph illustrates the yearly percentage change in the cumulative total stockholder return on Reunion Industries' common stock, compared with the cumulative total return on the American Stock Exchange Composite Index and the Industrial Equipment and Components Index published by Media General Financial Services, Inc.:

                           Five Year Total Return(1)
                             [Graph Appears Here]

                                                           Fiscal Year Ending
                                                 ---------------------------------------
Company                                          1994  1995   1996   1997   1998   1999
-------                                          ---- ------ ------ ------ ------ ------
Reunion Industries, Inc......................... 100  100.00  80.00 103.75  55.00  34.06
American Stock Exchange Composite Index(2)...... 100  128.90 136.01 163.66 161.44 201.27
Industrial Equipment and Components Index(2).... 100  131.42 155.75 219.71 199.70 214.94

------
(1) Tabular data assumes that the value of the investment in Reunion Industries' common stock and each index was $100 at January 1, 1995 and that all dividends if any, were reinvested.

(2)  Index provided by Media General Financial Services, Inc.

  In previous years, the performance graphs compared yearly changes in Reunion Industries' cumulative total stockholder return with the cumulative total return on the Standard & Poor's 500 Stock Index and a "Peer Group" Index representing companies in the plastics products and services industry. As of March 23, 2000, Reunion Industries' common stock is listed for trading on the American Stock Exchange. The Company believes that the American Stock Exchange Composite Index is more comparable to Reunion Industries than the Standard and Poor's 500 Stock Index. As a result of the merger with Chatwins Group, Reunion Industries' businesses are more diversified than previously. The Company believes that the Industrial Equipment and Components Index is more comparable to Reunion Industries after the merger than the former "Peer Group" Index.

  The rules of the SEC required that if an index is selected that is different from the corresponding index used in the immediately preceding fiscal year, the Company's total return must be compared with both the newly selected index and the index used in the immediately preceding year. Accordingly, the following graph compares the cumulative total stockholder return on Reunion Industries' common stock with the cumulative total return of the Standard & Poor's 500 Stock Index and the above mentioned "Peer Group" index.

                           Five Year Total Return(1)
                             [Graph Appears Here]

                                                           Fiscal Year Ending
                                                 ---------------------------------------
Company                                          1994  1995   1996   1997   1998   1999
-------                                          ---- ------ ------ ------ ------ ------
Reunion Industries, Inc......................... 100  100.00  80.00 103.75  55.00  34.06
Standard & Poor's 500 Stock Index(2)............ 100  137.58 169.17 225.61 290.09 351.13
Peer Group(3)................................... 100  119.34 124.47 139.36 213.04 143.80

------
(1) Tabular data assumes that the value of the investment in Reunion Industries' common stock and each index was $100 at January 1, 1995 and that all dividends if any, were reinvested.

(2) Standard & Poor's 500 Total Return Index provided by Media General Financial Services, Inc.

(3) Total Return Index provided by Media General Financial Services, Inc. for the Peer Group of five companies selected by Reunion Industries. Essef Corp. and Glassmaster Co., used previously in this Peer Group by Reunion Industries, have been omitted. Essef Corp. was acquired and is no longer publicly traded. Glassmaster Co. has been delisted. The Peer Group is made up of the following:

       Advanced Technical Products Summa Industries
       Myers Industrial Inc.       Triple S Plastics Inc.
       Rotonics Manufacturing

Certain Relationships and Related Transactions

 Chatwins Group Merger

  At December 31, 1999, Chatwins Group owned 1,450,000 shares, or approximately 37%, of Reunion Industries' common stock. On March 16, 2000, Reunion Industries completed a merger with Chatwins Group. The merger was approved by Reunion Industries' Board of Directors in July 1999 and by its stockholders in December 1999, subject to certain conditions, including the completion of a refinancing that would retire certain debt and provide adequate working capital after the merger. Reunion Industries entered into credit facilities with Bank of America and others simultaneously with the merger.

  To complete the merger, Reunion Industries issued 9,500,000 shares of common stock to holders of Chatwins Group's common stock. Cash was paid in lieu of issuing fractional shares. The 1,450,000 shares of Reunion Industries' common stock previously owned by Chatwins Group were retired in the merger. As a result of the merger, the Chatwins Group stockholders own approximately 79% of Reunion Industries' common stock. The merger agreement also provides that up to an additional 500,000 shares of common stock will be issued to the Chatwins Group stockholders if the former Chatwins Group businesses achieve specified performance levels in 2000.

  Charles E. Bradley, Sr., Chairman, Chief Executive Officer and a director of Reunion Industries, was the Chairman and a director of Chatwins Group and the beneficial owner of approximately 47% of the outstanding common stock of Chatwins Group. John G. Poole, a director of Reunion Industries, was a director of Chatwins Group and the beneficial owner of approximately 15% of the outstanding common stock of Chatwins Group. Thomas L. Cassidy, a director of Reunion Industries, was a director of Chatwins Group until June 1997.

 Kingway Acquisition

  Reunion Industries also acquired Stanwich Acquisition Corp. (d/b/a Kingway Material Handling Company) ("Kingway") on March 16, 2000. Kingway manufactures gravity flow storage racks and computer-assisted picking systems, primarily for warehouse material handling applications. Charles E. Bradley, Sr., Kimball Bradley and Mr. Evans were officers and directors of Kingway and owned 42.5%, 42.5% and 15%, respectively, of Kingway's common stock. Reunion Industries paid $100,000 for the Kingway common stock and issued 5,000 shares of Series B 15% preferred stock in exchange for Kingway's 15% preferred stock held by Stanwich Financial Services Corp.

 Affiliate Transactions--Reunion Industries

  Reunion Industries was indebted to CGI Investment Corp. ("CGII") pursuant to a $250,000 promissory note dated May 21, 1993. CGII is owned 51% by Stanwich Partners, Inc. ("SPI") and 49% by Chatwins Group. Charles E. Bradley, Sr., Mr. Poole and Mr. Evans are officers, directors and/or stockholders of SPI. The note was subordinated to the prior payment of indebtedness owing by Reunion Industries to The CIT Group/Business Credit, Inc. ("CITBC") except that if certain conditions were met, regularly scheduled monthly interest payments could be paid when due. Reunion Industries was also permitted to recover certain environmental remediation costs relating to soil and ground water contamination at Rostone's Lafayette, Indiana site by offset against this note. In December 1999, Reunion Industries and CGII agreed to settle this debt and the offset rights for a net payment by Reunion Industries of $20,000.

  To facilitate the closing of the CITBC Credit Facility, Charles E. Bradley, Sr. guaranteed the obligations of Reunion Industries under the CITBC Credit Facility, which was repaid on March 16, 2000. Mr. Bradley received a credit support fee from Reunion Industries in an aggregate amount equal to 3% per annum of the amount guaranteed, payable monthly. Mr. Bradley's rights to payment of the monthly installments of the credit support fee were subordinated to the prior payment of indebtedness owing to CITBC.

  Charles E. Bradley, Sr. holds a note from Reunion Industries in the amount of $1,017,000 bearing interest at 11% per annum that was acquired from a former owner of Rostone in connection with Reunion Industries' acquisition of Rostone in 1996. This note was subordinated to the prior payment of indebtedness owing by

Reunion Industries to CITBC and is now subordinated to indebtedness to Bank of America except that if certain conditions are met, regularly scheduled payments of interest may be paid when due.

  Reunion Industries subleases from SPI approximately 1,500 square feet of office space in Stamford, Connecticut for corporate offices. Reunion Industries believes that the terms of this sublease are comparable to those available from third parties.

  In 1997 and 1998, a subsidiary of Reunion Industries entered into leases for machinery and equipment with CPS Leasing, a subsidiary of Consumer Portfolio Services, Inc. ("CPS"). Charles E. Bradley, Sr. and Mr. Poole are directors and stockholders of CPS. The leases were for terms of two to seven years. The Company believes that the terms of these leases were comparable to those available from third parties.

  Beginning in February 1998, Reunion Industries entered into an arrangement for flying services with Butler Air, Inc. ("Butler"). Charles E. Bradley, Sr. is a director of Butler and the owner of 65% of Stanwich Aviation Company, Inc., of which Butler is a wholly owned subsidiary. Butler provides charter flight services for certain business travel by Company officers and employees at rates which Reunion Industries believes are comparable to those available from third parties. Reunion Industries paid a monthly minimum of $5,000, which was credited against services as used. This arrangement was terminated in June 1999.

  Beginning in August 1998, Reunion Industries borrowed funds for corporate working capital from Stanwich Financial Service Corp. ("SFSC"). Charles E. Bradley, Sr., Mr. Poole and Mr. Evans are officers, directors and/or stockholders of SFSC. The debt bears interest at 15% and was originally scheduled to mature September 30, 1998. SFSC agreed to extend the maturity to December 31, 1999 while Reunion Industries looked for an alternative source of funds. This debt was fully repaid in February and August 1999.

  In August 1999, Reunion Industries loaned $310,000 to SFSC. The loan was scheduled to be repaid in December 1999 with interest at 15%. In December 1999, Reunion Industries agreed to extend the maturity to March 2000 and loaned an additional $40,000 to SFSC, also with interest at 15% and maturing March 2000. In connection with the merger, Reunion Industries and SFSC agreed to offset $40,000 against amounts due to SFSC assumed by Reunion Industries in connection with the acquisition of Kingway, and to extend the maturity of $310,000 to June 30, 2000.

  Under the arrangements described above, Reunion Industries' financial statements include the following amounts and balances:

  Year ended December 31, 1999:

        Interest Income: SFSC....................................... $   15,000
      Rent Expense:
        CPS Leasing.................................................    218,000
        SPI.........................................................     32,000
      Travel Expense: Butler........................................     55,000
      Interest Expense:
        Mr. Bradley.................................................    112,000
        CGII........................................................     33,000
        SFSC........................................................     38,000
      Guarantee fees: Mr. Bradley...................................    666,000

  As of December 31, 1999

      Current assets:
        SFSC: notes receivable...................................... $  350,000
        SFSC: interest receivable...................................     15,000
      Current liabilities: Mr. Bradley: fees........................    123,000
      Long term debt-related parties: Mr. Bradley...................  1,017,000

  Future minimum rental commitments under noncancellable operating leases to CPS Leasing were $779,000 as of December 31, 1999.

  During 1999, Reunion Industries manufactured component parts for Kingway. Sales to Kingway in 1999 were $443,000 and were at margins equivalent to those earned on sales to third party customers at comparable volumes. Receivables from Kingway were $65,000 at December 31, 1999.

  Prior to the merger, Reunion Industries obtained its property, casualty and general liability insurance coverage, as well as health care coverage for corporate and Juliana employees, through a joint arrangement with Chatwins. Reunion Industries and Chatwins Group shared the costs in proportion to coverages.

 Affiliate Transactions--Chatwins Group

  Charles E. Bradley, Sr. and Mr. Poole owed Chatwins Group $757,000 and $243,000, respectively. These amounts were due pursuant to interest-free demand notes relating to the May 1988 issuance of certain Chatwins Group preferred stock. In connection with the merger, these amounts were converted to stockholder notes with interest at 10%, payable only out of dividends paid on or redemption proceeds paid for the Series A preferred stock issued in the merger.

  Chatwins Group has a consulting agreement with SPI under which $300,000 was recorded as expense during the year ended December 31, 1999. The consulting agreement expires on March 31, 2003 unless terminated by SPI with 30 days' notice. Under the consulting agreement, Chatwins Group retains SPI to render consulting services in the field of financial planning and reporting. Annual payments are permitted on this agreement as long as Chatwins Group meets an interest coverage ratio of at least 1.5 to 1 for the prior four full fiscal quarters. All amounts owed to SPI from Chatwins Group have been paid in full at December 31, 1999. This agreement was assumed by Reunion Industries in connection with the merger.

  Kingway and Auto-Lok, a division of Chatwins Group, had a service agreement pursuant to which Kingway would utilize Auto-Lok's surplus capacity in exchange for fees approximately equal to Auto-Lok's costs of providing the surplus capacity. During 1999, costs totaling $1,550,000 were charged to Kingway under this agreement. At December 31, 1999, Chatwins Group had receivables totaling $2,151,000 from Kingway. Simultaneously with the merger, Reunion acquired Kingway. Subsequent to the merger and acquisition, Reunion has integrated Kingway and Auto-Lok into a single business unit.

  NPS Acquisition Corp. (NPSAC), doing business as NAPTech Pressure Systems (NAPTech), and the CPI division of Chatwins Group have a services agreement pursuant to which CPI provides certain administrative services to NAPTech for cash fees. NPSAC is wholly owned by Charles E. Bradley, Sr. Like Chatwins Group's CPI division, NAPTech manufactures steel seamless pressure vessels. In addition to the services agreement, Chatwins Group and NAPTech are also engaged in other business-related transactions. The NAPTech services agreement was extended on August 1999 for a one year period. During 1999, costs totaling $845,000 were charged to NAPTech under this agreement. At December 31, 1999, Chatwins Group had receivables totaling $993,000 from NAPTech.

  Chatwins Group has entered into various operating lease agreements with CPS Leasing. During 1999, Chatwins Group made lease payments totaling $597,000 to CPS Leasing.

  Beginning in February 1998, Chatwins Group entered into an arrangement for flying services with Butler to provide charter flight services for certain business travel by Chatwins Group officers and employees at rates which Chatwins Group believes are comparable to those available from third parties. Chatwins Group paid a monthly fee of $5,000, which was credited against services used. This arrangement was terminated in June 1999.

  Beginning in January 1999, Charles E. Bradley, Sr. guaranteed up to $3,470,000 of the special availability amount borrowed under Chatwins Group's revolving credit facility with NationsBank for a fee of 5% annually. The guarantee ended by its terms on September 30, 1999. Chatwins Group paid Mr. Bradley a fee of $112,500 in October 1999.

Accountants

  PricewaterhouseCoopers LLP was selected by the Audit Committee of the Board of Directors to audit Reunion Industries' financial statements for the fiscal year ending December 31, 1999. Representatives of PricewaterhouseCoopers are expected to be present at the Annual Meeting of Stockholders on June 14, 2000 to respond to appropriate questions.

Limitation on Incorporation by Reference

  Notwithstanding any reference in prior or future filings of Reunion Industries with the Securities and Exchange Commission which purports to incorporate this proxy statement by reference into another filing, such incorporation shall not include any material included herein under the captions "Management Information--Compensation Committee Report" or "Other Information--Common Stock Performance Graph".

Other Matters

  The Annual Report to Stockholders covering the year ended December 31, 1999 has been mailed with this proxy statement to each stockholder entitled to vote at the Annual Meeting. Copies of Reunion Industries' Annual Report on Form 10-K (excluding exhibits) for the fiscal year ended December 31, 1999, as filed with the Securities and Exchange Commission, will be furnished upon written request to stockholders who have not previously received a copy from Reunion Industries. In addition, Reunion Industries will furnish any exhibit to its Annual Report on Form 10-K upon written request and upon payment of a fee limited to Reunion Industries' reasonable expenses in furnishing such exhibit. Written requests may be directed to Richard L. Evans, Secretary, Reunion Industries, Inc., 300 Weyman Plaza, Suite 340, Pittsburgh, Pennsylvania 15236.

Deadline for Stockholder Proposals

  Although it has not yet determined a date for its 2001 annual meeting of stockholders, Reunion Industries intends to hold the meeting in early to middle 2001. Reunion Industries will inform stockholders of the date of the 2001 annual meeting in a future periodic report to be filed with the Securities and Exchange Commission. Proposals of stockholders of Reunion Industries intended to be presented at the 2001 annual meeting of stockholders must be received by the Secretary of Reunion Industries at 11 Stanwix Street, Pittsburgh, Pennsylvania 15222 a reasonable time before Reunion Industries begins to print and mail its proxy materials. If such proposal are in compliance with all of the requirements of Rule 14a-8 under the Exchange Act, they will be included in the proxy statement and set forth on this form of proxy issued for the next annual meeting of stockholders.

  If a stockholder intends to present a proposal at the 2001 annual meeting of stockholders without seeking to include the proposal in Reunion Industries' proxy statement, management proxies will be entitled to use the discretionary voting authority that will be contained in the proxies for the 2001 annual meeting of stockholders to vote on the stockholder's proposal at the 2001 annual meeting of stockholders.

  The cost of soliciting proxies in the accompanying form will be borne by Reunion Industries.

  The persons designated as proxies to vote shares at the meeting intend to exercise their judgment in voting such shares on other matters that may properly come before the meeting. Management does not expect that any matters other than those referred to in this proxy statement will be presented for action at the meeting.

                                          By Order of the Board of Directors
                                          /s/ Richard L. Evans
                                          Richard L. Evans
                                          Secretary

May 3, 2000

                                REVOCABLE PROXY
                            REUNION INDUSTRIES, INC.


[X] PLEASE MARK VOTES AS IN THIS EXAMPLE
THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON JUNE 14, 2000.

The undersigned stockholder of Reunion Industries, Inc. (the "Company") hereby appoints Charles E. Bradley, Sr., Kimball J. Bradley, or John G. Poole, or any of them, attorneys and proxies of the undersigned; each with full power of substitution, to vote on behalf of the undersigned at the Annual Meeting of Stockholders of the Company to be held at the Company's offices, 11 Stanwix Street, Pittsburgh, Pennsylvania 15222, on Wednesday, June 14, 2000.

Please be sure to sign and date this Proxy in the box below.

----------------------------------
Date

----------------------------------
Stockholder sign above

----------------------------------
Co-holder (if any) sign above

                                                              FOR ALL
1. The election as directors (except as    FOR    WITHHOLD    EXCEPT
   indicated below) of all nominees.       [  ]     [  ]       [  ]

          THOMAS N. AMONETT          W. R. CLERIHUE
          CHARLES E. BRADLEY, SR.    JOSEPH C. LAWYER
          KIMBALL J. BRADLEY         FRANKLIN MYERS
          THOMAS L. CASSIDY          JOHN G. POOLE

INSTRUCTIONS: to withhold authority to vote for any individual nominee, mark "For all Except" and write that nominee's name in the space provided below.

-------------------------------------------------------------------------------

                                                                       FOR ALL
2.  In their discretion, upon such other matters    FOR    WITHHOLD     EXCEPT
    as may properly come before the meeting,        [  ]       [  ]      [  ]
    hereby revoking any proxy or proxies
    heretofore given by the undersigned.

Please check box if you plan to attend the Annual Meeting. [  ]

The Board of Directors recommends a vote FOR each of the proposals set forth above; if no specification is made, the shares will be voted FOR such proposals.

-------------------------------------------------------------------------------
 DETACH ABOVE CARD, SIGN, DATE AND MAIL IN POSTAGE PAID ENVELOPE PROVIDED.
                            REUNION INDUSTRIES, INC.
-------------------------------------------------------------------------------

The above signed hereby acknowledges receipt of the Notice of Annual Meeting of stockholders and the Proxy Statement furnished herewith.

Signatures should agree with name or names printed hereon. If stock is held in the name of more than one person, EACH joint owner should sign. Executors, administrators, trustees, guardians and attorneys should indicate the capacity in which they sign. Attorneys should submit powers of attorney.

                              PLEASE ACT PROMPTLY
                    SIGN, DATE & MAIL YOUR PROXY CARD TODAY